Exhibit 99.1

Schedule A

The source of funds for all purchases below by the Reporting Person was from personal funds. Additionally, on November 20, 2025, the Reporting Person was granted shares of restricted stock that were fully-vested upon such date. For each of the transactions below that occurred in multiple trades on the same day, the Reporting Person hereby undertakes to provide full information regarding the number of shares and prices at which the transactions were effected upon request to the staff of the SEC, the Issuer, or a security holder of the Issuer.

Date of Transaction	Person Effecting the Transaction	Nature of Transaction	Number of Securities	Price per Share	Price Range
09/02/2025	Leonard M. Tannenbaum	Purchase of Common Stock	36,096	$4.49	$4.47 - $4.51
09/03/2025	Leonard M. Tannenbaum	Purchase of Common Stock	36,861	$4.57	$4.55 - $4.60
09/05/2025	Leonard M. Tannenbaum	Purchase of Common Stock	79,665	$4.56	$4.51 - $4.61
11/20/2025	Leonard M. Tannenbaum	Grant of Restricted Common Stock	729,927	$2.74	N/A